Exhibit 99.1

May 29, 2024

Dear Shareholder:

Our goal is to be a trusted financial partner contributing to the vitality and growth of our areas, ensuring our customers feel supported in their financial journeys and community endeavors. Toward that end, we are pleased to report that as of March 31, 2024, your Company had total assets of $1.10 billion, an increase of $51 million from the previous year. This is supported by a $39 million growth in core deposits. Our impact on the economies of the communities we serve goes beyond the assets that are recorded on our balance sheet. Uwharrie Capital Corp manages an additional $1 billion in off-balance sheet assets through Uwharrie Investment Advisors and Uwharrie Bank Mortgage.

Our loans grew $97 million year-over-year, a 19% growth funded through the expansion of deposits and liquidity reserves. We have accomplished this growth without compromising credit quality. Our strategy is not just about loan and deposit volume. Our focus is on building relationships with the families and businesses that make up our communities.

Net income for the first three months of 2024 was $2.4 million, compared to $2.0 million for the same three-month period in 2023. This equates to $2.2 million in net income available to common shareholders, or $0.31 per share, compared to $1.8 million in net income available to common shareholders, or $0.25 per share, that we reported in 2023 for the same period. This is an annualized return on shareholders’ equity of 18.96%. The key driver of the improvement in earnings year-over-year is directly attributable to the increase in net interest margin and a growth in customer relationships. This growth has continued into 2024, underscoring our strategic focus on deepening customer relationships and effectively managing our balance sheet.

As we celebrate our 40th anniversary, we want to express our heartfelt gratitude for your continued support. We invite you to join the festivities at our branch events and to follow our journey on social media. We hope that you will continue to refer your family and friends to become customers and shareholders with you. Together we can continue to build on the success of the last 40 years and continue to thrive going forward. We deeply value your support as we remain committed to making a meaningful difference…earning a good return on your investment while improving our community.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick

President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	March 31,	March 31,
(Amounts in thousands except share and per share data)	2024	2023

Assets
Cash and due from banks	$11,446	$7,339
Interest-earning deposits with banks	51,203	110,039
Securities available for sale	338,447	331,154
Securities held to maturity, net (fair value $25,583 and $26,596, respectively)	28,430	29,227
Less: allowance for credit losses on securities held to maturity	(66)	(63)
Equity security, at fair value	343	326
Loans held for sale	5,299	4,089
Loans held for investment	613,808	516,394
Less: allowance for credit losses on loans	5,523	4,596
Net loans held for investment	608,285	511,798
Premises and equipment, net	14,894	14,544
Interest receivable	4,765	3,837
Restricted stock	1,709	1,468
Bank-owned life insurance	7,828	7,686
Deferred income tax benefit	9,034	9,928
Loan servicing assets	4,180	4,746
Other assets	10,869	9,294
Total assets	$1,096,666	$1,045,412

Liabilities
Deposits:
Demand, noninterest-bearing	$284,856	$279,097
Interest checking and money market accounts	407,211	457,121
Savings accounts	100,093	101,625
Time deposits, $250,000 and over	86,047	54,133
Other time deposits	121,616	68,822
Total deposits	999,823	960,798
Short-term borrowed funds	6,290	982
Long-term debt	29,123	29,376
Other liabilities	11,027	12,413
Total liabilities	1,046,263	1,003,569

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
7,103,003 and 7,075,125 shares, respectively.
Book value per share $5.60 in 2024 and $4.32 in 2023 (1)	8,879	8,844
Additional paid-in capital	12,735	12,633
Undivided profits	44,347	36,930
Accumulated other comprehensive loss	(26,213)	(27,219)
Total Uwharrie Capital Corp shareholders' equity	39,748	31,188
Noncontrolling interest	10,655	10,655
Total shareholders' equity	50,403	41,843
Total liabilities and shareholders' equity	$1,096,666	$1,045,412

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2.0% stock dividend in 2023.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31,
(Amounts in thousands except share and per share data)	2024	2023

Interest Income
Interest and fees on loans	$8,794	$6,367
Interest on investment securities	3,238	2,867
Interest-earning deposits with banks and federal funds sold	626	1,070
Total interest income	12,658	10,304

Interest Expense
Interest paid on deposits	3,729	2,116
Interest paid on borrowed funds	391	343
Total interest expense	4,120	2,459

Net Interest Income	8,538	7,845
Provision for (recovery of) credit losses	(30)	277
Net interest income after provision for (recovery of) credit losses	8,568	7,568

Noninterest Income
Service charges on deposit accounts	268	249
Interchange and card transaction fees	288	304
Other service fees and commissions	931	889
Loss on sale/call of securities	(148)	(51)
Realized/unrealized gain on equity securities	41	34
Income from mortgage banking	834	694
Other income (loss)	115	(137)
Total noninterest income	2,329	1,982

Noninterest Expense
Salaries and employee benefits	5,214	4,744
Occupancy expense	425	453
Equipment expense	207	188
Data processing	230	204
Loan costs	33	100
Professional fees and services	264	258
Marketing and donations	366	382
Software amortization and maintenance	330	307
Other operating expenses	813	489
Total noninterest expense	7,882	7,125

Income before income taxes	3,015	2,425
Provision for income taxes	632	471
Net Income	$2,383	$1,954

Consolidated net income	$2,383	$1,954
Less: net income attributable to noncontrolling interest	(141)	(139)
Net income attributable to Uwharrie Capital Corp and common shareholders	$2,242	$1,815
Net Income Per Common Share (1)
Basic	$0.31	$0.25
Assuming dilution	$0.31	$0.25
Weighted Average Common Shares Outstanding (1)
Basic	7,122,475	7,216,628
Assuming dilution	7,122,475	7,216,628